UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	December 21, 2005

QuickLogic Corporation

(Exact name of registrant as specified in its charter)

Delaware	000-22671	77-0188504
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1277 Orleans Drive, Sunnyvale, CA		94089-1138
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code	(408) 990-4000

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐       Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐       Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐       Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐       Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 1 – Registrant’s Business and Operations

Item 1.01 Entry into a Material Definitive Agreement.

On December 21, 2005, the Compensation Committee of the Board of Directors of QuickLogic Corporation (the “Company”) approved an acceleration of the vesting of all unvested options granted prior to December 21, 2005 under its 1999 Stock Plan to purchase shares of common stock having an exercise price of $4.01 or greater and held by directors and current employees, including all executive officers. Options with respect to approximately 187,703 shares of common stock (of which options with respect to approximately 73,960 shares are held by the executive officers and directors) are subject to this acceleration. This acceleration is effective as of December 21, 2005.

Because these options have exercise prices in excess of current market values (are “underwater”), and are not fully achieving their original objectives of incentive compensation and employee retention, the acceleration may have a positive effect on employee morale, retention and perception of option value.  The acceleration eliminates future compensation expense the Company would otherwise recognize in its income statement with respect to these options under FASB Statement No. 123R (Share-Based Payment).  The future expense that is eliminated by the acceleration will be reflected in pro forma footnote disclosure to the 2005 financial statements, which is permitted under the transition guidance provided by the FASB.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: December 22, 2005

QuickLogic Corporation

/s/ Carl M. Mills
Carl M. Mills Vice President, Finance and Chief Financial Officer